UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)       October 4, 2004

BIO-KEY INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Minnesota

(State or Other Jurisdiction of Incorporation)

1-13463	41-1741861

(Commission File Number)	(I.R.S. Employer Identification No.)

1285 Corporate Center Drive, Suite 175, Eagan, MN	55121

(Address of Principal Executive Offices)	(Zip Code)

(651) 687-0414

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (seeGeneral Instruction A.2. below):

           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01   Entry into a Material Definitive Agreement.

        On October 7, 2004, BIO-key International, Inc. (the “Company”) issued a press release announcing the appointment of Kenneth S. Souza to serve as Senior Vice President and Chief Technology Officer of the Company.

        In connection with his appointment , we entered into a one year employment agreement with Mr. Souza (the “Employment Agreement”). The Employment Agreement provides for an annual base salary of $200,000 and a performance bonus in the amount of up to $76,000 payable upon achievement of certain performance criteria. Unless notice of non-renewal is provided to Mr. Souza at least two months prior to the end of the term, the Employment Agreement automatically renews for successive one year terms. In the event that Mr. Souza is terminated without cause, Mr. Souza will receive severance payment equal to his base salary for the greater of 6 months and that number of months remaining until the end of the term. The Employment Agreement contains standard and customary confidentiality, non-compete and work made for hire provisions.

        Upon execution of the Employment Agreement, we issued Mr. Souza a stock option (the “Option”) to purchase 300,000 shares of common stock, $0.01 par value per share, at an exercise price of $1.11 per share, the last sale price of our common stock as reported on the OTC Bulletin Board on the date of grant. The Option has a term of seven (7) years and vests in three equal annual installments commencing on October 4, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIO-KEY INTERNATIONAL, INC.

Date: October 8, 2004	By: /s/ Michael W. DePasquale

Michael W. DePasquale
Chief Executive Officer